Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST ANNOUNCES APPOINTMENT OF NEW CHIEF OPERATING OFFICER

Port Washington, New York – March 21, 2016 – Cedar Realty Trust, Inc. (NYSE: CDR) announced today that Robin McBride Zeigler will join the Company as Chief Operating Officer, effective March 31, 2016. Ms. Zeigler has over 20 years of real estate experience and joins Cedar from Penzance, a Washington, D.C-based commercial real estate investment company, where she has served as Executive Vice President and Head of Operations since January 2015. Prior to Penzance, Ms. Zeigler worked for 10 years at Federal Realty Investment Trust (NYSE: FRT), most recently serving as Chief Operating Officer for the Mid-Atlantic Region. In that capacity she was responsible for the operations of a portfolio of over 40 shopping centers and 5 mixed-use projects representing approximately 7.3 million square feet. Additionally, Ms. Zeigler provided oversight and strategic direction on mixed-use development and redevelopment projects such as Bethesda Row, Pentagon Row, Pike & Rose, The Village at Shirlington and Rockville Town Square.

Ms. Zeigler holds a BS in Accounting from Florida A&M and an MBA from Georgia State University.

“I am thrilled to welcome Robin to Team Cedar,” commented Bruce Schanzer, President and Chief Executive Officer. “Robin brings to Cedar a great depth of experience in the shopping center industry. I am confident that with her remarkable track record of success and her well-rounded skill set she will be a highly constructive and effective addition to our senior leadership team.”

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington DC to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 61 properties, with approximately 9.5 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations regarding the appointment of Ms. McBride Zeigler as a member of senior management and her expected contributions to the Company’s future performance. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s and its management’s control and difficult to forecast, that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties are described from time to time in the Company’s SEC filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact Information:

Cedar Realty Trust

Philip R. Mays

Chief Financial Officer & Interim Chief Operating Officer

(516) 944-4572

2